Exhibit 3.1


                                    THE FIFTH
                        AMENDED ARTICLES OF INCORPORATION
                                       OF
                             AMERICAN BANCORPORATION

        Original Articles Filed With Secretary of State on August 10, 1966.

        These Amended Articles of Incorporation restate, integrate, supersede and further amend the Articles of Incorporation, as amended, to read as herein set forth in full:

        FIRST.    The name of the Corporation is AMERICAN BANCORPORATION.

        SECOND. The place in the State of Ohio where the principal office of the corporation is located is in the City of Columbus and in Franklin County.

        THIRD.   The purposes for which the corporation is formed are:

                            (a) To organize, acquire by subscription, purchase, exchange or otherwise, invest in and own, any shares or other securities of, a commercial bank, a savings bank, a trust company, a special plan bank, or any one or more of such similar institutions, or in any firm or company that provides services, materials, or equipment to banks, trust companies or similar institutions, and

                            (b) To engage in any lawful act or activity for which corporations may be formed under the provisions of the Ohio General Corporation Law, Title 17 of the Revised Code.

        FOURTH. The authorized number of shares of the corporation is six million seven hundred thousand (6,700,000) shares, six and one-half million (6,500,000) of which are Common Shares, without par value and two hundred thousand (200,000) shall be Preferred Stock with a par value of $100.00 each, issuable in series.

        FIFTH.        The expressed terms of the Preferred Stock are as follows:

                            1. All shares of the Preferred Stock of any particular series shall be identical with each other in all respects, except as to the date from which dividends thereon shall be cumulative. All shares of Preferred Stock shall be of equal rank with each other, regardless of series, and shall be identical with each other in all other respects, except as herein provided. Preferred Stock shall be issued in series, running "A to "Z", with such distinctive serial designation as shall be stated by resolution of the Board of Directors who shall have full discretion , in respect to preferred shares then unissued or in the treasury of the Company by adopting an amendment to the Articles of Incorporation in the matter of the following terms and conditions:

(a)  to fix or change the number of shares constituting the particular series;

(b) to fix or change the rate or amount per annum at which the holders of the shares of the particular series shall be entitled to receive dividends, the dates on which such dividends shall be payable and the date or dates from which such dividends shall be cumulative;

(c) to fix or change the amount or amounts per share for the particular series payable to the holders thereof in case of dissolution, liquidation or winding up of the Corporation;



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(d)  to fix or change  the  redemption  rights and price or prices per share for the particular series;

(e) to fix or change the sinking fund requirements, if any, for the particular series, which may require the Corporation to set aside or provide a sinking fund out of earnings or otherwise for the purchase or redemption of the shares of such series;

(f) to determine whether or not the shares of the particular series shall be made convertible into other shares of the Corporation, to conversion price or prices, or the rates of exchange at which such conversion may be made, and the terms and conditions upon which any such conversion rights may be exercised;

(g) to determine whether or not there shall be restrictions on the issuance of shares of the particular series or of any other class or series; and

(h) to include additional shares of Preferred Stock which the Corporation is authorized to issue in the particular series.

2.
(a) The holders of Preferred Stock at the time outstanding shall be entitled to receive, out of any funds legally available for the payment of dividends, if, when and as declared by the Board of Directors, cash dividends, preferential as set forth in the next succeeding paragraph of this Subdivision 2, at the rate or amount per annum and payable on the dates fixed for the particular series by the Board of Directors.

(b) Such dividends shall be cumulative, in the case of all shares of a particular series, from the date or dates fixed by the Board of Directors. No dividend or other distribution (other than a dividend payable in Common Shares of the Corporation) shall be declared, paid or made on the Common Shares of the Corporation, and none of such Common Shares shall be purchased or otherwise acquired for 2 consideration by the Corporation, until the full cumulative dividends on all outstanding shares of all series of the Preferred Stock up to the end of the current dividend period shall have been declared and paid or shall have been declared and a sum sufficient for the payment thereof by the Board of Directors. Accrued dividends on the Preferred Stock shall bear no interest.

(c) If the amount declared by the Board of Directors to be paid as dividends on all outstanding shares of the Preferred Stock shall be insufficient to pay the full dividends, including accumulations, on all outstanding shares of all series, such amount shall be paid on the shares of each series only in the ratio which the full dividend, including accumulations, on all outstanding shares of a particular series would bear to the full dividend, including accumulations, on all outstanding shares of all series.

(d) The holders of the Preferred Stock shall not be entitled to receive any dividends thereon other than the dividends referred to in this Subdivision 2.

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3.   In  the  event  of  any  liquidation,  dissolution  or  winding  up of  the
     Corporation, whether voluntary or involuntary, then before any distribution shall be made to the holders of Common Shares of the Corporation, the holders of shares of each particular series of Preferred Stock outstanding shall be entitled to receive such amount as shall have been fixed by the Board of Directors, plus an amount in the case of each such share equal to all accrued and unpaid dividends thereon up to the date of payment of the final amount due thereon. Such amounts shall be payable without interest. After such payment to the holders of Preferred Stock, the remaining assets of the Corporation, shall be divided and distributed among the holders of the Common Shares then outstanding according to their respective interests. If the amount available for payment to the holders of outstanding shares of Preferred Stock upon any liquidation, dissolution or winding up of the Corporation shall be insufficient to pay the full amounts theretofore specified in this Subdivision 3 to be paid to the holders of all outstanding shares of Preferred Stock, the amount available shall be distributed on the outstanding shares of each particular series in the ratio which the maximum amount payable on the outstanding shares of such particular series bears to the maximum amount payable on the outstanding
     shares  of  all  series.   Neither  the  consolidation  or  merger  of  the
     Corporation with or into any other corporation or corporations, nor the merger of any corporation or corporations into the Corporation, nor a reorganization of the Corporation, or the sale or transfer by the Corporation of all or any part of its assets, shall be regarded as a liquidation, dissolution or winding up of the Corporation within the meaning of this Subdivision 3.

4. (a) The Corporation, at the option of the Board of Directors, may redeem the whole or any part of the shares of Preferred Stock at the time outstanding or the whole or part of any particular series thereof, at any time and from time to time, by paying, in the case of the Preferred Stock of each particular series, such redemption price therefore as shall have been fixed by the Board of Directors plus an amount in the case of each share so to be redeemed, equal to all accrued and unpaid dividends thereon up to the date of redemption.

(b) If at any time less than all of the outstanding shares of Preferred Stock shall be called for redemption, the Board of Directors may select the particular series to be redeemed and if less than all of the outstanding shares of a particular series are to be called for redemption, the shares so to be redeemed shall be selected by lot, or pro rata,

(c) Notice of every such redemption shall be given by the Corporation by mailing a copy of such notice at least 30 days prior to the date fixed for such redemption to each of the holders of record of the shares of Preferred Stock to be redeemed, at their respective addresses appearing on the books of the Corporation. From and after the date fixed in such notice as the date of redemption (unless default shall be made by the Corporation in providing moneys for payment of the redemption price), all dividends on the shares of Preferred Stock thereby called for redemption shall cease to accrue, and all rights of the holders as shareholders of the Corporation (except the right to receive payment of said redemption price and accrued and unpaid dividends to the date of redemption) shall cease to determine; or if the date shall be the date (which date shall be the date of redemption or prior thereto) on which the Corporation shall deposit with a bank or trust company doing business in the State of Ohio, as Paying Agent, moneys sufficient in amount to pay at the office of such Paying Agent, on the date of redemption the redemption price, together with accrued and unpaid dividends to the date of redemption of such Paying Agent and the intention of the Corporation to deposit said moneys is made known on or before the date of redemption with such Paying Agent, all dividends on the shares of Preferred Stock so called for redemption shall cease to accrue and all rights of the holders thereof as shareholders of the Corporation (except the right to receive from said Paying Agent said redemption price and accrued and unpaid dividends to the date of redemption, and the right, if any, to convert shares thereof into Common Shares of the Corporation) shall thereupon cease to determine, and by the deposit of said moneys with said Paying Agent

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     the
     shares of Preferred Stock so called for redemption shall be redeemed. Any moneys so deposited with said Paying Agent which shall remain unclaimed by the holders of the shares of Preferred Stock so called for redemption shall be redeemed. Any moneys so deposited with said Paying Agent which shall remain unclaimed by the holders of the shares of Preferred Stock so called for redemption shall be paid by said Paying Agent to the Corporation, and thereafter the holders of the shares of Preferred Stock so called for redemption shall look only to the Corporation for payment.

(d) So long as all cumulative dividends on the shares of Preferred Stock of all series at the time outstanding are paid or declared and set apart for payment for all past dividend periods, the Corporation shall have the right at any time or from time to time, to purchase all or any part of the shares of Preferred Stock of any series, either at public or private sale, at a price not in excess of the current redemption price per share, plus accrued dividends and plus an amount equal to usual and customary brokerage commissions payable in connection with the purchase thereof.

5.   The
     holders of the Preferred Stock shall, subject to the provisions of the Regulations of the Corporation and the statutes of Ohio relating to the fixing of a record date, be entitled to one vote for each share of Preferred Stock held by them, respectively, for the election of directors and for all other purposes, but shall not be entitled to any other, or special, or restrictive voting rights of any kind whatsoever, except only as and when and to the extent required by statute, and in the case of Preferred Stock of each particular series, as and when and to the extent as shall have been fixed by the Board of Directors.

6. No holder of Preferred Stock shall be entitled, as such holder or as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class of series, whether now or hereafter authorized, or of any stock or securities convertible into stock of any class or series, and whether issued for cash, property, services, or otherwise.

7. Subject to and in accordance with the provision of this Fifth Article, there is hereby created the following series of Preferred Shares:

   (To be inserted, when authorized, by Resolution of the Board of Directors)

SIXTH. Except as otherwise expressly provided herein, no shareholder of the Corporation shall by reason of his holding shares of any class have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of the Corporation, now or hereafter authorized, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would affect adversely the dividend of voting rights of such shareholder, and the Board of Directors may issue shares of any class of the Corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing shareholders of any class; provided, however, that the Board of Directors may, in its discretion, grant such preferential subscription rights at such price and upon such other terms and conditions as it may determine.

SEVENTH. The Corporation may, from time to time, pursuant to authorization by the Board of Directors and without action by the shareholders, purchase or otherwise acquire shares of the Corporation of any class or classes in such manner, upon such terms and in such amounts as the Board of Directors shall determine; subject, however, to such limitation or restriction, if any, as is contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question.



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EIGHTH.  Notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise two-thirds or any other proportion, of the voting power of the Corporation or any class or classes of shares thereof, such action, unless otherwise expressly required by statute or by these Amended Articles of Incorporation may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes.